EXHIBIT 23.1

Board of Directors
Unlimited Sky Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our audit report dated August 6, 2013 on the consolidated financial statements as of June 25, 2013 and for the period from April 5, 2013 to June 25, 2013, of Unlimited Sky Holdings, Inc., from the Company's audit report on Form S-1.

For the purpose of the aforesaid Form S-1, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

San Mateo, California	WWC, P.C.
August 15, 2013	Certified Public Accountants